Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners L.P. Announces Addition of John A. Raber to Board of Directors

OKLAHOMA CITY, May 8, 2013 – New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced the appointment of Mr. John A. Raber to the Board of Directors (the “Board”) of New Source Energy GP, LLC, New Source’s general partner, as an independent director. Mr. Raber was appointed to the Board on May 7, 2013, and will serve as a member of the Board’s Audit and Conflicts Committees.

Mr. Raber has over 37 years of experience working in the energy sector. Mr. Raber was an Executive Vice President of Copano Energy, L.L.C. (NASDAQ: CPNO) from June 2005 to August 2010, President of Copano’s Rocky Mountain assets from September 2007 to August 2010, and President of Copano’s Mid-Continent and Rocky Mountain assets from June 2005 to September 2007. Prior to joining Copano, Mr. Raber helped form ScissorTail Energy, LLC in June 2000, and served as its President and COO until it was purchased by Copano in June 2005. From July 1999 to June 2005, Mr. Raber was Vice President of Marketing and Business Development for Wyoming Refining Company and from February 1995 to July 1999, Mr. Raber was a Senior Vice President and held other positions with Tejas Gas Corporation. Mr. Raber was Vice President of Operations and Engineering and held other positions with LEDCO, Inc., an integrated energy company, from June 1982 to February 1999, and he worked overseas for J. Ray McDermott in various engineering and operations capacities from May 1976 to June 1982. Mr. Raber graduated from Tulane University in May 1976 with a BS in Civil Engineering and has also attended Stanford University’s Executive Business School.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

New Source Energy Partners L.P.—Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com